                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12
                               SEMCO ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              [SEMCO ENERGY LOGO]

                                       March 14, 2002

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 2002

To the Common Shareholders of SEMCO ENERGY, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SEMCO Energy, Inc. (the Company) will be held at the McMorran Auditorium, 701 McMorran Boulevard, Port Huron, Michigan (see map on back), on Tuesday, April 16, 2002 at 2:00 p.m. (EDT), for the following purposes:

        1. To elect four members to the Board of Directors.

        2. To transact any other business which properly comes before the meeting.

     Only Common Shareholders of record at the close of business on February 19, 2002 may vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU CAN ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR YOU MAY SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ACCOMPANYING PROXY CARD. TO PREVENT DUPLICATION, PLEASE DO NOT SUBMIT YOUR PROXY BOTH BY MAIL AND BY PHONE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON WHETHER OR NOT YOU HAVE SUBMITTED YOUR PROXY.

                                       By order of the Board of Directors

                                       Sherry L. Abbott, Corporate Secretary

    28470 13 Mile Road,  Suite 300,  Farmington Hills, Michigan 48334  (248)
                                    702-6000

                               TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders....................        1
Proxy Statement.............................................        3
Stock Outstanding and Voting Rights.........................        3
Item 1 -- Election of Directors.............................        5
Information About Directors and Executive Officers..........        6
Committees of the Board of Directors and Meeting
  Attendance................................................        8
Section 16(a) Reporting Requirements........................        9
Compensation of Executive Officers and Directors............        9
  Summary compensation table................................        9
  Option grants in 2001.....................................       10
  Options outstanding at December 31, 2001..................       10
  Employment and related agreements.........................       10
  Employee pension plan.....................................       11
  Supplemental pension plan for executives..................       11
  Total pension benefits....................................       12
  Deferred compensation agreements for executives...........       12
  Director compensation.....................................       12
Compensation Committee Report on Executive Compensation.....       13
Performance Graph...........................................       15
Report of the Audit Committee...............................       15
Independent Public Accountants..............................       16
Shareholder Proposals.......................................       16
Other Business..............................................       16
                                                                 Back
Meeting Location Map........................................    Cover

                              [SEMCO ENERGY LOGO]
           28470 13 Mile Road, Suite 300, Farmington Hills, MI 48334

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of SEMCO Energy, Inc. (the Company) for use at the Annual Meeting of Common Shareholders on Tuesday, April 16, 2002, at 2:00 p.m. (EDT), to be held at the McMorran Auditorium, 701 McMorran Boulevard, Port Huron, Michigan, and any adjournments thereof. These proxy materials are being mailed to shareholders on or about March 14, 2002.

     A Shareholder giving the enclosed proxy may revoke it any time before it is voted by executing a subsequent proxy, by written notice to the Company, or by voting in person at the meeting.

     The Company will bear the cost of soliciting proxies, including charges and expenses of brokerage firms and others for forwarding proxy material to beneficial owners of stock. In addition to mailings, proxies may be solicited by personal interview, telephone or otherwise by employees. The Company may also retain outside organizations to assist in soliciting proxies.

     A copy of the Company's 2001 Annual Report is enclosed.

                      STOCK OUTSTANDING AND VOTING RIGHTS

     Only Common Shareholders of record at the close of business on February 19, 2002 (the record date) may vote at the meeting.

     The Company had approximately 18,355,000 shares of Common Stock (Common Shares) outstanding on the record date. A majority of the Common Shares constitutes a quorum.

     To the Company's knowledge, the following person is the only person who owns beneficially more than 5% of the Common Shares as of the record date.

----------------------------------------------------------------------------------
          NAME AND ADDRESS           NUMBER OF SHARES         PERCENT OF CLASS
----------------------------------------------------------------------------------
    Pioneer Global Asset               1,358,067                   7.40%
    Management S.P.A
    Galleria San Carlo 6
    20122 Milan, Italy
----------------------------------------------------------------------------------

     The following table reflects ownership, as of February 19, 2002, of the number of Common Shares beneficially owned by each director, nominee, current executive officers named in the Summary Compensation Table (see the Compensation of Executive Officers and Directors section) and all directors, nominees and current executive officers as a group.

                                                               (A)                 (B)          COLUMNS
                                                              COMMON        EXERCISABLE STOCK   A AND B
                         NAME                               SHARES(1)          OPTIONS(2)       COMBINED
                         ----                               ---------       -----------------   --------
John M. Albertine......................................        3,436               3,668          7,104
Daniel A. Burkhardt(3).................................       13,446(5)            6,101         19,547(5)
Edward J. Curtis.......................................       19,650(5)            6,101         25,751(5)
John T. Ferris.........................................       72,780               6,101         78,881
Michael O. Frazer......................................        8,350               6,101         14,451
John R. Hinton(4)......................................          100                   0            100
Marcus Jackson.........................................        2,469(5)            4,001          6,470(5)
William L. Johnson(4)..................................       18,711             171,862        190,573
Harvey I. Klein........................................       24,798(5)            6,101         30,899(5)
Jon A. Kosht...........................................        8,612              16,184         24,796
Arnold R. Madigan......................................          767               5,668          6,435
Frederick S. Moore.....................................       17,663(5)            6,101         23,764(5)
John E. Schneider......................................        6,690              21,001         27,691
Thomas W. Sherman(3)...................................            0                   0              0
Edith A. Stotler.......................................        5,554               6,101         11,655
Donald W. Thomason.....................................       16,079(5)            6,101         22,180(5)
All directors, nominees and current executive officers
  as a group (20 persons including those named
  above)...............................................      241,619(6)          316,378        557,997(6)

---------------------
(1) Each person has sole power to vote and sell Common Shares shown, except Shares held jointly with spouses or directly by spouses, minor children, or certain other relatives, and except as described in (5) below.

(2) This column includes Common Shares that may be acquired by exercising stock options within 60 days of February 19, 2002.

(3) Mr. Burkhardt, whose term as a director expires on April 16, 2002, is not seeking reelection. Mr. Sherman has been nominated to replace Mr. Burkhardt.

(4) Mr. Hinton joined the Board on March 1, 2002 and will complete the remainder of Mr. Johnson's term as a director.

(5) Includes Common Shares held in a Directors' Deferred Compensation Plan Account as follows:

                                                                DIRECTORS DEFERRED
                            NAME                                COMPENSATION SHARES
                            ----                                -------------------
Daniel A. Burkhardt.........................................           9,409
Edward J. Curtis............................................          15,524
Marcus Jackson..............................................           2,469
Harvey I. Klein.............................................          11,289
Frederick S. Moore..........................................          17,140
Donald W. Thomason..........................................           3,637

     Shares in this Account may not be voted by the individual directors, but may be voted by the full Board.

(6) The directors, nominees and current executive officers as a group beneficially own 1.32% of outstanding Common Shares. Including options exercisable within 60 days of February 19, 2002, the same group beneficially owns 3.04% of outstanding Common Shares. Each individual holds less than one percent of outstanding Common Shares. In 1999, the Board established new stock ownership guidelines for directors and officers. Within five years of adoption of the guidelines or within five years of joining the Company, whichever is later, each non-employee director is expected to own Common Shares equal in value to five times the director's annual retainer, and each officer is expected to own Common Shares equal in value to a multiple of the officer's salary. The multiple is 4.3 for the Chief Executive Officer, 3.0 for the next highest paid officer, and 2.3 for all other officers.

                        ITEM 1 -- ELECTION OF DIRECTORS

     Common Shareholders are entitled to cumulative voting for directors. Each Common Shareholder may cast a number of votes equal to the number of Common Shares owned, multiplied by the number of directors to be elected. Votes may be cast for a single nominee or distributed among nominees. Shareholders may vote their shares cumulatively at the meeting by indicating on the ballot how the votes are to be distributed among the directors.

     The Articles of Incorporation provide for three classes of directors. The term of office of each class is three years and the term of one class expires each year. The Bylaws provide for a Board with eleven members. Approximately one-third of the Board will be elected at each Annual Meeting of Shareholders. A vacancy can be filled by a vote of the shareholders or by the Board.

     Four directors are to be elected at this Annual Meeting. Each of the four persons receiving the highest number of votes will be elected. Proxies are being solicited to vote for the election of the following persons:

                                Edward J. Curtis
                                 Marcus Jackson
                                Harvey I. Klein
                               Thomas W. Sherman

Messrs. Curtis, Jackson and Klein are currently serving as directors.

     The Board does not expect that any nominee will become unavailable to serve as a director. Should that occur, however, proxies will be voted for another person selected by the Board.

     The persons named in the enclosed proxy reserve the right to vote proxies cumulatively to the extent not inconsistent with shareholder direction. As shown on the proxy, shareholders may direct that their shares be voted for less than all four of the above-named nominees.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

                    NAME, POSITION* AND                                DIRECTOR
         BUSINESS EXPERIENCE DURING PAST FIVE YEARS             AGE     SINCE
         ------------------------------------------             ---    --------
NOMINEES (TERMS EXPIRING 2005)
------------------------------------------------------------
EDWARD J. CURTIS............................................    59       1995
  President of E.J. Curtis Associates, Inc., a professional
  management consulting firm.
MARCUS JACKSON..............................................    50       1999
  Chairman of the Company since March 1, 2002. President and
  CEO of the Company since June 2001. Executive Vice
  President of Kansas City Power & Light Company (KCPL) from
  November 1996 to June 2001. From May 2000 to June 2001,
  President of KCPL Power, a wholly-owned subsidiary of
  KCPL. From October 1995 to June 2001, Chairman of the
  Board of KLT Power, Inc., a second-tier subsidiary of
  KCPL. Also held the following positions at KCPL during the past five years: Chief Financial Officer from January 1999 to December 2000, and Chief Operating Officer from
  November 1996 to January 1999.
HARVEY I. KLEIN.............................................    62       1993
  President of Global Strategies Group L.C., a private
  consulting firm, since 1995.
THOMAS W. SHERMAN...........................................    61         --
  Since 1975, Director of Bay State Gas Company, a
  wholly-owned subsidiary of NiSource, Inc. NiSource, Inc.,
  an Indiana corporation providing gas distribution services in nine states, acquired Bay State Gas Company in 1999.
  Acted as a consultant to NiSource, Inc., from June 2000 to
  June 2001. Former Executive Vice President and Chief
  Financial Officer of Bay State Gas Company from 1975 to
  June 2000.
OTHER DIRECTORS (TERMS EXPIRING 2003)
------------------------------------------------------------
JOHN T. FERRIS..............................................    51       1994
  Senior Partner in law firm of Ferris & Schwedler, P.C. in
  Bad Axe, Michigan.
MICHAEL O. FRAZER...........................................    63       1986
  Attorney practicing in Battle Creek, Michigan.
FREDERICK S. MOORE..........................................    63       1995
  Chairman and President of DSLT Inc., a company engaging in the real estate development business. Since 1999, Chairman of Mardale Specialty Foods, LLC Chairman of Diamond
  Crystal Specialty Foods, Inc. (Diamond Crystal), which was a subsidiary of DSLT Inc. until Diamond Crystal's sale in
  November 1998.
EDITH A. STOTLER............................................    55       1987
  Personal family financial manager. Partner of Stotler
  Grain Company until the partnership was unwound in
  December 2001. President of S&I Grain Company (formerly
  Homer Grain Company) until the assets of S&I were sold in
  July 2000.
OTHER DIRECTORS (TERMS EXPIRING 2004)
------------------------------------------------------------
JOHN M. ALBERTINE...........................................    57       2000
  Since 1990, Chairman and Chief Executive Officer of
  Albertine Enterprises, Inc., an economic forecasting,
  public policy, and full-service mergers and acquisitions
  firm based in Washington, D.C. Chief Executive Officer of
  Jam Shoe Concepts, Inc. Jam Shoe Concepts, Inc. owns 100%
  of the assets of a retail family shoe chain with 46 stores in the midwest. Mr. Albertine holds a Ph.D. in economics
  from the University of Virginia. Director of
  Intermagnetics General Corporation and Kadant Inc.
JOHN R. HINTON..............................................    56       2002
  Retired in 1999 from the Kellogg Company as Executive Vice
  President Administration - Chief Financial Officer.
DONALD W. THOMASON..........................................    58       1995
  Lead Director of the Company since November 1998. Retired
  in 1999 from the Kellogg Company as Executive Vice
  President Services/Technology.

---------------------
* Other than Mr. Jackson, each director's and nominee's principal employment is and has been with a company not affiliated with SEMCO.

EXECUTIVE OFFICERS

     Information about Mr. Jackson is included with the nominees above. Below is information (age, present position with the Company and business experience during the past five years) about the other Executive Officers, the most highly compensated of whom are included in the Summary Compensation Table in the section entitled Compensation of Executive Officers and Directors.

LILA R. BRADLEY (age 57) -- Vice President of Human Resources and Public Affairs since January 2000. Director of Human Resources from March 1998 to January 2000. Manager of Labor Relations for Burlington Northern Santa Fe Railway from 1988 to 1998.

RUDOLFO D. CIFOLELLI (age 61) -- Senior Vice President and Chief Information Officer since November 1998 and President of Aretech Information Services, Inc. (a subsidiary of SEMCO Energy, Inc.) since November 1999. President and Owner of OACIS, Inc., Bloomfield, Michigan, from June 1996 to October 1998.

ANTHONY M. IZZO (age 41) -- Vice President since April 2001 and President of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) since March 2001. Vice President of Engineering and Operations of ENSTAR from December 1999 to March 2001. City President of the Battle Creek division of SEMCO Energy Gas Company (a division of SEMCO Energy, Inc.) from January 1997 to December 1999.

WILLIAM L. JOHNSON (age 59) -- Chairman of the Board of Directors from December 1997 until retiring on February 28, 2002. Chief Executive Officer from May 1996 to June 2001. President from August 2000 to June 2001 and between May 1996 and September 1999.

JON A. KOSHT (age 62) -- Vice President since April 2001. President and Chief Executive Officer of SEMCO Energy Gas Company (a division of SEMCO) since March 2001. SEMCO Energy Gas Company Division President and Chief Operating Officer from September 1999 to March 2001. Vice President of Gas Supply and Rates and Regulatory Affairs from 1995 to September 1999.

ARNOLD R. MADIGAN (age 63) -- Senior Vice President and General Counsel since August 2000. Served as outside General Counsel to the Company from September 1996 to August 2000.

JOHN E. SCHNEIDER (age 53) -- Senior Vice President, Treasurer and Chief Financial Officer since January 2002. Vice President from April 2001 to January 2002 and SEMCO Energy Gas Company Division Executive Vice President and Chief Operating Officer from March 2001 to January 2002. Senior Vice President of Corporate Development from September 1999 to March 2001. Senior Vice President of SEMCO Energy Ventures, Inc. (a subsidiary of the Company) from May 1998 to September 1999. Prior to joining the Company, he was self-employed as a management and business consultant from 1994 to May 1998.

ROBERT A. STONE (age 59) -- Vice President from April 2001 until retiring February 15, 2002. From August 2000 to February 15, 2002, President and Chief Executive Officer of NATCOMM, Inc., a wholly-owned subsidiary of the Company. From April 2001 to February 15, 2002 and between November 1997 and April 1999, Vice President of SEMCO Energy Ventures, Inc. ("Ventures"), a wholly-owned subsidiary of the Company. From September 1999 to April 2001, President and Chief Operating Officer of Ventures. From April 1999 to September 1999 and between July 1996 and November 1997, Vice President of SEMCO Energy Gas Company (a wholly-owned subsidiary of the Company until merging with the Company in January 2000).

STEVEN W. WARSINSKE (age 46) -- Vice President and Controller since April 2000. SEMCO Energy Gas Company Division Vice President and Chief Accounting Officer from February 1998 to April 2000. SEMCO Energy Gas Company Division Vice President of Accounting and Controller from 1996 to February 1998.

                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

     Participation in Committees of the Board of Directors as of December 31, 2001, was as follows:

                                                                                            NOMINATING AND
                      NAME                           AUDIT    COMPENSATION    FINANCE    CORPORATE GOVERNANCE
                      ----                           -----    ------------    -------    --------------------
John M. Albertine................................      x                        xx
Daniel A. Burkhardt..............................                                x                 x
Edward J. Curtis.................................                   x                             xx
John T. Ferris...................................      x           xx
Michael O. Frazer................................                                x                 x
Harvey I. Klein..................................                   x                              x
Frederick S. Moore...............................     xx                         x
Edith A. Stotler.................................      x                         x
Donald W. Thomason...............................                   x

---------------------
 x Member.

xx Chairman.

     The Board held 9 meetings during 2001. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served in 2001.

     The Audit Committee reviews the independent public accountants' reports and audit findings, the scope and plans for future audit programs, independence of the independent accountants, annual financial statements, accounting, financial and internal controls of the Company, information systems, risk management and compliance with codes of conduct. The Audit Committee also recommends the choice of independent public accountants to the full Board. Four Audit Committee meetings were held in 2001. During the year, the Board examined the composition of the Audit Committee in light of New York Stock Exchange rules governing audit committees and confirmed that all members of the Audit Committee are "independent" within the meaning of the Exchange's new rules.

     The Compensation Committee held 8 meetings in 2001. The Compensation Committee reviews the Company's general compensation strategy and recommends compensation of executive officers and directors to the full Board. The Compensation Committee monitors the CEO's officer succession plan and recommends the election of officers to the full Board.

     The Finance Committee serves as liaison between management and the Board on important financial transactions and financial policy matters. The Committee reviews and approves the capital budget, financing plan, and significant securities offerings, prior to Board review. The Finance Committee has approval power for certain categories of acquisitions and capital projects that are consistent with the Board approved Strategic Plan. The Finance Committee held 6 meetings in 2001.

     The Nominating and Corporate Governance Committee held 4 meetings in 2001. The Nominating and Corporate Governance Committee recommends directors to serve on Board committees, candidates for Board membership, personal qualifications criteria for Board membership, general criteria regarding committee composition, and changes to Board and Company policies. Recommendations by shareholders of candidates for Board membership will be considered and should be sent to the Nominating and Corporate Governance Committee, c/o Ms. Sherry L. Abbott, Corporate Secretary, 405 Water Street, Port Huron, Michigan 48060.

                      SECTION 16(A) REPORTING REQUIREMENTS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and officers must file a form with the Securities and Exchange Commission to report changes in their ownership of Company stock during the prior month or year. All such reports were filed timely for 2001. However, a purchase on July 24, 2000 of 54 shares was not reported on Mr. Jackson's Form 5 for 2000 due to clerical error, but was reported on Form 4 for April 2001 when the error was discovered.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation of the Chief Executive Officer and named executive officers.

                                                                                      COMMON
       NAME AND PRINCIPAL                                          OTHER ANNUAL       SHARE         ALL OTHER
            POSITION              YEAR    SALARY     BONUS        COMPENSATION(2)   OPTIONS(3)   COMPENSATION(4)
       ------------------         ----    ------     -----        ---------------   ----------   ---------------
MARCUS JACKSON(1)...............  2001   $262,154   $160,000(5)       $ 7,000        201,000         $30,617(6)
President and CEO
WILLIAM L. JOHNSON(1)...........  2001   $406,000   $      0          $ 9,837         25,000         $59,617(7)
Chairman                          2000   $383,385   $      0          $10,950         30,000         $ 6,800
                                  1999   $317,154   $129,000          $ 8,641         20,000         $ 6,400
JON A. KOSHT....................  2001   $209,615   $      0          $ 8,423          8,000         $ 5,250
Vice President and President and  2000   $175,187   $      0          $ 8,254          4,000         $ 6,800
CEO, SEMCO Energy Gas             1999   $120,025   $ 24,282          $ 6,917          3,500         $ 5,642
Company Division
ROBERT A. STONE.................  2001   $199,615   $      0          $ 7,946          7,000         $60,274(8)
Vice President and President      2000   $176,727   $      0          $ 7,650          7,000         $ 7,390
and CEO of NATCOMM, Inc.          1999   $138,945   $ 33,768          $ 6,593          7,000         $ 6,400
(a subsidiary of SEMCO Energy,
Inc.)
ARNOLD R. MADIGAN(1)............  2001   $184,327   $      0          $ 2,429          7,000         $     0
Senior Vice President and         2000   $ 72,692   $      0          $ 1,536         10,000         $     0
General Counsel
JOHN E. SCHNEIDER...............  2001   $183,887   $      0          $ 7,351          7,000         $ 6,800
Vice President and Executive      2000   $177,227   $      0          $ 7,399          7,000         $ 6,800
Vice President and COO, SEMCO     1999   $166,442   $ 41,400          $ 7,150          7,000         $53,603(9)
Energy Gas Company Division
SEBASTIAN COPPOLA(1)............  2001   $189,519   $      0          $ 6,040          8,000         $ 6,800
Senior Vice President and CFO     2000   $208,269   $      0          $ 7,406          8,000         $ 6,800
(until 10/19/01)                  1999   $186,346   $107,000(10)      $ 7,144         10,500         $ 6,400

---------------------
 (1) Mr. Johnson was Chairman, President and CEO until June 1, 2001, when Mr. Jackson joined the Company as President and CEO. Mr. Madigan joined the Company in August 2000. Mr. Coppola left the Company effective October 19, 2001.

 (2) Includes the premium and income tax gross up for a life insurance policy. Also includes stipends in lieu of use of company-provided auto. The annual stipend ranged from $5,000 to $7,000 in 2001 for the named officers.

 (3) Number of Common Shares underlying stock-option awards granted in the respective year.

 (4) Includes Company matching contribution to 401(k) plan and to non-qualified deferred compensation plan.

 (5) Includes a signing bonus of $60,000.

 (6) Includes moving expenses of $28,682 for relocation from Kansas.

 (7) Includes moving expenses of $52,817 for relocation from the Port Huron area to the Grand Rapids area.

 (8) Includes moving expenses of $53,474 for relocation from the Port Huron area to the Farmington Hills area.

 (9) Includes moving expenses of $47,203 for relocation from California.

(10) Includes a signing bonus of $50,000.

OPTION GRANTS IN 2001

                                                                                                VALUE WHEN OPTIONS
                                                                                               EXPIRE IF 5% OR 10%
                                                                                                ANNUAL STOCK PRICE
                                                % OF TOTAL                                      APPRECIATION FROM
                         NUMBER OF COMMON     OPTIONS GRANTED     EXERCISE                        DATE OF GRANT
                         SHARES UNDERLYING     TO EMPLOYEES        PRICE       EXPIRATION    ------------------------
         NAME             OPTIONS GRANTED         IN 2001        ($/SH.)(1)     DATE(2)        5%(3)         10%(3)
         ----            -----------------    ---------------    ----------    ----------      -----         ------
Marcus Jackson.........       200,000              36.6%           $14.37       6/01/11      $1,807,443    $4,580,416
Marcus Jackson.........         1,000               0.2%           $14.26       3/01/11      $    8,968    $   22,727
William L. Johnson.....        25,000               4.6%           $14.35       2/28/05      $   74,524    $  159,954
Jon A. Kosht...........         8,000               1.5%           $14.35       4/17/11      $   72,197    $  182,962
Robert A. Stone........         7,000               1.3%           $14.35       4/17/11      $   63,172    $  160,091
Arnold R. Madigan......         7,000               1.3%           $14.35       4/17/11      $   63,172    $  160,091
John E. Schneider......         7,000               1.3%           $14.35       4/17/11      $   63,172    $  160,091

---------------------
(1) The exercise price for all stock options granted by the Company is the market price of the Common Shares at the time options were granted.

(2) One-third of the options become exercisable each of the three years following the date granted. Each option expires ten years after it was granted. Due to Mr. Johnson's retirement on February 28, 2002, his options became fully exercisable for a period of three years from the date of retirement.

(3) These two columns show what the value of the options would be after ten years if the market price of the Common Shares increased 5% or 10% each year for the ten years from the date the options were granted until the options expired. This table is required by the Securities and Exchange Commission and does not mean that the Company predicts that these options will have any such value nor that the market price of Common Shares will increase by any specific amount. The actual value that these options will have depends entirely on increases or decreases in the market price of Common Shares and when the options are exercised.

OPTIONS OUTSTANDING AT DECEMBER 31, 2001

                                                       NUMBER OF OPTIONS AT             VALUE OF OPTIONS AT
                                                       DECEMBER 31, 2001(1)             DECEMBER 31, 2001(2)
                                                   -----------------------------    ----------------------------
                     NAME                          EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                          -----------     -------------    -----------    -------------
Marcus Jackson.................................        2,001          203,999         $    0         $      0
William L. Johnson.............................      120,196           51,666         $    0         $      0
Jon A. Kosht...................................       11,018           11,832         $    0         $      0
Robert A. Stone................................       14,351           13,999         $    0         $      0
Arnold R. Madigan..............................        3,334           13,666         $    0         $      0
John E. Schneider..............................       14,001           13,999         $    0         $      0

---------------------
(1) No options were exercised in 2001 by the named executive officers.

(2) Option values are based on the difference between the grant prices of all options adjusted for stock dividends and the closing price for the Company's stock of $10.75 per share on December 31, 2001.

EMPLOYMENT AND RELATED AGREEMENTS

     Mr. Jackson's employment agreement, which is for a term of five years ending May 31, 2006, provides for an annual base salary of at least $360,000, a one-time cash signing bonus of $60,000, a guaranteed cash bonus for 2001 of $100,000, and thereafter, eligibility for an annual cash incentive bonus with an annual target of 60% of his annual base salary payable upon attainment of specific targets. In addition, the agreement provides for options to purchase 200,000 Common Shares at the market value on June 1, 2001. Thereafter, Mr. Jackson will have an annual target of 50,000 options, based on performance. The agreement also provides for a severance payment if the Company terminates his employment other than for "cause", "death" or "disability" or if Mr. Jackson resigns due to a required relocation of personal residence or a demotion in position, authority, etc. The severance amount will equal two times Mr. Jackson's annual salary. The Company will also continue insurance and similar benefit plans for 24 months, subject to certain limitations.

     In addition, Mr. Jackson's Employment Agreement provides for an early retirement "Bridge", designed to compensate Mr. Jackson for the difference between (a) his projected KCPL pension at the KCPL pension plan early retirement date and (b) the KCPL pension projected at the KCPL pension plan early retirement date based on employment termination at May 31, 2001. The Agreement accordingly provides that the Company shall pay Mr. Jackson an incremental monthly pension of $5,416.37 per month beginning the first day of the month coincident with or next following the later of his 55th birthday or the last day of his employment with the Company.

     Mr. Jackson's change-of-control employment agreement has parallel provisions to his employment agreement except that the severance amount equals
2.99 times his annual base salary and average bonus. All current named executive officers have change-of-control employment agreements parallel to Mr. Jackson's. The agreements also provide for the grossed-up payment of any Federal excise taxes due from the executive officers as a result of any payments received under the agreements and provide up to three years of continued participation in the Company's benefit programs.

     Mr. Johnson had an employment agreement and a change-of-control employment agreement with the Company until his retirement on February 28, 2002.

EMPLOYEE PENSION PLAN

     Each named executive officer above participates in an Employee Pension Plan, which is available to non-union employees generally.

     At age 65, a Pension Plan participant can receive an annual pension equal to 1.4% of his average five-year adjusted compensation multiplied by his years of service. Thus, after 25 years, the Pension Plans provides a benefit based on 35% of such average compensation. Adjusted compensation includes salary and bonus, but excludes fringe benefits, expense reimbursements, bonuses to pay taxes on fringe benefits, and similar types of compensation. These benefits are not subject to any deduction for Social Security or other offset.

     As of January 1, 2002, years of service earned were as follows: Mr. Jackson -- 0.6 years, Mr. Johnson -- 5.6 years, Mr. Kosht -- 14.6 years, Mr. Stone -- 5.4 years, Mr. Madigan -- 1.4 years, and Mr. Schneider -- 3.6 years.

SUPPLEMENTAL PENSION PLAN FOR EXECUTIVES

     Each named executive officer above is a party to the Supplemental Executive Retirement Plan ("SERP"), which provides for additional retirement benefits for fifteen years after five years of service. If the executive officer retires at age 65, yearly payments will equal 50% of his last base salary. An executive officer retiring before age 65, but after 55, can receive from 30% (age 55) to 48% (age 64) of base salary.

     The SERP also provides pension benefits which could not be provided by an Employee Pension Plan because of the limit on compensation ($170,000 in 2001). In addition, the SERP provides protection for the named officers in the event of a Change in Control by requiring the funding of a Rabbi Trust (under certain circumstances) and vesting of benefits (under other circumstances) before age 55 and before 5 years of service.

     Pursuant to Mr. Johnson's Employment Agreement, as amended, Mr. Johnson's SERP Executive Security Agreement was amended to provide that the monthly retirement benefit provided for thereunder shall be equal to $16,667 per month, less the amount of the monthly benefit paid or payable under the Company's qualified pension plan.

TOTAL PENSION BENEFITS

     The following table sets forth the estimated annual benefits payable at normal retirement age (65) under the Pension Plan and SERP combined. Benefits under the SERP are paid for 15 years. Benefits under the Employee Pension Plan last for the life of the executive.

FINAL BASE
 SALARY*                 YEARS OF SERVICE
----------   ----------------------------------------
                5         10         15         20
                -         --         --         --
 $150,000    $85,500   $ 96,000   $106,500   $117,000
  200,000    114,000    128,000    142,000    156,000
  250,000    142,500    160,000    177,500    195,000
  300,000    171,000    192,000    213,000    234,000
  350,000    199,500    224,000    248,500    273,000
  400,000    228,000    256,000    284,000    312,000
  450,000    256,500    288,000    319,500    351,000
  500,000    285,000    320,000    355,000    390,000

---------------------
* Final Base Salary means the base salary for the executive at time of retirement. The SERP benefit is based on final base salary. The smaller benefit from an Employee Pension Plan is based on five-year average compensation (salary plus bonus). This table assumes that an executive's final base salary will approximate his five-year average compensation.

DEFERRED COMPENSATION AGREEMENTS FOR EXECUTIVES

     During 2001, each named executive officer above was eligible to participate in the Company's Deferred Compensation Plan. This Plan was open only to certain management and executive employees. This Plan allowed participants to defer up to 50% of base salary and up to 100% of the bonus paid pursuant to the Company's Short-Term Incentive Plan in each year. The Plan was terminated effective December 31, 2001.

     Benefits were normally paid after termination of employment and could be paid in a lump sum or over a 15-year period. Participants could also elect to receive a distribution once a year while still employed. However, participants suffered a penalty of 6% of any such distribution and could not defer compensation in the following year.

     Each participant received interest annually based on one of four formulas. The participant had to choose the formula applicable for a given year before the year began. Formula one provided for interest equal to the return on the Standard & Poors 500 stock index for that year. Formula two provided for interest equal to 115% of the return on short-term Treasury Bills for that year. Formula three provided for interest equal to the average of Formulas one and two. Formula four provided for interest equal to the return that an investor would have received by purchasing the Company's Common Shares through the Company's Direct Stock Purchase and Dividend Reinvestment Plan.

     During 2001, Messrs. Coppola and Kosht deferred compensation pursuant to this Plan. Mr. Stone participated in the Plan, but did not defer additional compensation during 2001.

DIRECTOR COMPENSATION

  Annual Compensation

     For their services on the Board, non-employee directors are paid a retainer of $1,000 per month. Prior to March 2001, Board Committee Chairmen received an additional retainer of $200 per month; beginning March 1, 2001, the additional retainer became $400 per month. Prior to March 2001, the Lead Director received an additional retainer of $1,250 per month; beginning March 1, 2001, the additional retainer became $1,700 per month.

  Meeting Fees

     Prior to March 2001, each non-employee director received $700 per meeting attended. Beginning March 1, 2001, meeting fees were raised to $1,000 for each Board meeting attended and $800 for each

Board Committee meeting attended by Committee members. Prior to March 2001, Board Committee Chairmen each received an additional meeting fee of $175 per Committee meeting chaired. Beginning March 1, 2001, the additional meeting fee paid to Board Committee Chairmen for chairing Committee meetings was $200 per Committee meeting chaired. Directors are reimbursed for expenses incurred in attending Board and Committee meetings.

     In addition to the Board and Committee meetings, the Board held 2 strategic planning sessions during 2001 for which they were compensated as regular Board meetings.

  Other Compensation

     Non-employee directors who were members of the Board prior to 1996 may participate in the Company's medical program. Directors who join the Board after 1995 may not participate in the medical program. Directors who do not participate in the Company's medical program receive a grant of $3,850 worth of Common Shares each year.

     In 2001, the Board adopted a Stock Grant Plan for Non-Employee Directors, pursuant to which each non-employee director receives a grant of 500 Common Shares each year while a member of the Board.

     Non-employee directors also accrue $3,000 per year under a non-qualified defined contribution plan, which is payable after leaving the Board. Interest accrues at 8% per annum.

     In addition to his compensation as Lead Director, Mr. Thomason received $15,000 in special compensation for his efforts in negotiating certain agreements.

  Deferred Compensation

     Under the Deferred Compensation and Common Stock Purchase Plan for Non-Employee Directors, directors' cash compensation may be deferred for each upcoming year. If deferred, compensation accrues interest at the prime rate or is invested in newly issued Common Shares with dividends reinvested through the dividend reinvestment plan. Six directors deferred some or all cash compensation for 2001, which was used to purchase Common Shares. Three directors have chosen to purchase Common Shares by deferring some or all cash compensation for 2002.

  Stock Options

     Each non-employee director also receives an annual grant on each March 1 of non-qualified stock options exercisable at fair market value on date of grant to acquire 1,000 Common Shares under the Long-Term Incentive Plan. Upon joining the Board, new non-employee directors also receive such a grant. Thus, a non-employee director joining the Board prior to the date options are granted to all directors for the year will receive two grants within the same year. However, no grant of stock options will be made to directors who are known to be leaving the Board within six months after the grant date. Such stock options become exercisable one-third each year for three years and expire ten years from the date of grant.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") is responsible for recommending to the full Board the compensation of Executive Officers. The Committee is composed of four non-employee directors. The Committee intends to provide salary and other non-incentive compensation for an executive, equal to the average of that paid to executives with similar experience, responsibilities and authority in a peer group including other utility companies (Peer Group). Incentive plans provide each executive with an opportunity for above-average total compensation, if financial targets or other performance goals are exceeded.

     All base salaries of Executive Officers, including those shown in the "Salary" column of the above Compensation Table, were approved by the Committee.

     Upon becoming an employee and in addition to base salary, Mr. Jackson received a one-time signing bonus of $60,000 and stock options for 200,000 Common Shares at market value on the date of hire.

     Pursuant to the terms of Mr. Jackson's Employment Agreement, he is guaranteed a $100,000 cash bonus for 2001 and will have an annual target bonus of 60% of base salary thereafter, based on performance.

     Under the Company's Short-Term Incentive Plan and pursuant to the terms of the amendment of Mr. Johnson's Employment Agreement, Mr. Johnson was eligible for a cash bonus of up to 40% of his base salary if the Company met target earnings for the year. If the Company achieved 108% or more of target earnings, Mr. Johnson was eligible for a cash bonus of up to a maximum of 72% of his base salary. Bonuses for Mr. Johnson were based on the Company's performance (80%) and on his individual performance (20%).

     Bonuses under the Company's Short-Term Incentive Plan for other Executive Officers range from 25% of base salary if the Company achieves target earnings to 63% of base salary if the Company achieves at least 108% of target earnings. Bonuses for other Executive Officers are based on the Company's performance, their individual performance and a discretionary amount.

     Incentive awards in lieu of bonuses under the Short-Term Incentive Plan may be granted by the Board in unusual circumstances. Only unusual circumstances outside the control of Executive Officers are considered. Such circumstances may include, for example, significantly warmer than normal weather.

     Pursuant to the terms of Mr. Jackson's Employment Agreement, he will have an annual target of 50,000 stock options, based on performance. Such options are subject to the provisions of the Company's Long-Term Incentive Plan (LTIP) and Stock Option Plan of 2000 (SOP) and successor plans in effect at the date of grant.

     The LTIP was approved by the shareholders at the Annual Meeting held April 15, 1997. Awards to Mr. Jackson and other Executive Officers are based primarily on Company performance. However, business unit performance and individual performance are also considered. Maximum awards of stock options to other Executive Officers under the LTIP range from 5,250 to 10,500 shares.

     The SOP allows stock options to be granted in excess of the LTIP maximum number to the extent deemed appropriate by the Committee. However, no single person may be issued SOP stock options relating to more than 1% of outstanding Common Shares at the time of grant and no more than 5% of outstanding Common Shares may be issued pursuant to exercises of options granted under any non-shareholder approved option plan.

     Further detail regarding compensation is shown under "Compensation of Executive Officers and Directors."

     All decisions of the Committee regarding executive compensation are reviewed by the full Board.

                                         COMPENSATION COMMITTEE

                                         John T. Ferris, Chairman
                                         Edward J. Curtis
                                         Harvey I. Klein
                                         Donald W. Thomason

                               PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends). The stock price performance shown is not necessarily indicative of future price performance. The graph assumes the investment of $100 in the Company's Common Shares, the stocks representing the Edward Jones (EJ) index and the stocks representing the S&P 500 index on December 31, 1996. The Company's Common Shares closed at $10.75 per share on December 31, 2001.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                       AMONG STOCK OF SEMCO ENERGY, INC.,
                               S&P 500 INDEX AND
               EDWARD JONES NATURAL GAS DIVERSIFIED COMPANY INDEX

[PERFORMANCE GRAPH]

YEAR END                                           SEMCO ENERGY, INC.               EJ INDEX                  S&P 500 INDEX
--------                                           ------------------               --------                  -------------
1996                                                     100.00                      100.00                      100.00
1997                                                     107.00                      125.00                      133.00
1998                                                     106.00                      115.00                      171.00
1999                                                      81.00                      118.00                      207.00
2000                                                     113.00                      162.00                      188.00
2001                                                      83.00                      152.00                      166.00

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors has oversight responsibility for the Company's financial reporting processes and the quality of its financial reporting. The specific responsibilities are outlined in the Audit Committee Charter. In connection with the December 31, 2001, financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management and the independent auditors, (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (3) received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the auditors the auditors' independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC.

                                         AUDIT COMMITTEE




                                         Frederick S. Moore, Chairman
                                         John M. Albertine
                                         John T. Ferris
                                         Edith A. Stotler

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP (Arthur Andersen) has been the principal auditor for the Company and its predecessor for over forty-five (45) years and has been appointed by the Board of Directors to continue in that capacity during 2002. During fiscal year 2001, Arthur Andersen was retained to provide services in the following categories and amounts:

AUDIT FEES..................................................    $372,000
FINANCIAL INFORMATION AND SYSTEMS DESIGN AND IMPLEMENTATION
  FEES......................................................           0
ALL OTHER FEES:
  Audit-related fees(a).....................................    $ 85,800
  Other fees................................................       5,800
                                                                --------
     Total all other fees...................................    $ 91,600(b)
       TOTAL FEES...........................................    $463,600
                                                                ========

---------------------
(a) Audit-related fees include benefit plan audits, accounting consultation, various attest services under professional standards, assistance with securities offerings and comfort letters.

(b) The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

     A member of Arthur Andersen will be available at the Shareholders Meeting to make a statement if he so desires and to answer appropriate questions.

                             SHAREHOLDER PROPOSALS

     A shareholder's proposal to be included in the proxy statement and proxy for the year 2003 annual meeting of shareholders must be received at the Company's principal executive office no later than November 8, 2002.

     For any shareholder proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented at the 2003 annual meeting, SEC rules will permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on January 22, 2003, and advises shareholders in the 2003 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 22, 2003.

     Proposals and notices of intention to present proposals should be addressed to: Ms. Sherry L. Abbott, Corporate Secretary, 405 Water Street, Port Huron, Michigan 48060.

                                 OTHER BUSINESS

     Management knows of no matters (other than those listed on page 1) which are to be brought before the meeting. However, if any other matters are presented for action, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

     It is important that proxies be returned promptly to avoid unnecessary expenses. Therefore, all Common Shareholders (even those planning to attend the meeting) are urged, regardless of the number of Common Shares owned, to sign, date and return the enclosed proxy in the business-reply envelope, also enclosed, or submit proxy voting instructions by telephone in accordance with the instructions on the enclosed proxy card. Shareholders attending in person may withdraw their proxies and vote in person.

                              [MAP OF PORT HURON]

                               SEMCO ENERGY, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                             TUESDAY, APRIL 16, 2002
                                    2:00 P.M.

                               MCMORRAN AUDITORIUM
                             701 MCMORRAN BOULEVARD
                                   PORT HURON










[SEMCO ENERGY, INC. LOGO]
      SEMCO ENERGY, INC.
      28470 13 MILE ROAD, STE. 300, FARMINGTON HILLS, MI  48334            PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 16, 2002.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEM 1.

By signing the proxy, you revoke all prior proxies and appoint Roberta S. Floyd and Catherine P. Solomon (the Named Proxies), and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.









                      See reverse for voting instructions.

THERE ARE TWO WAYS TO SUBMIT YOUR PROXY
                                                          ----------------------
YOUR TELEPHONE CALL AUTHORIZES THE NAMED PROXIES TO VOTE  |COMPANY #           |
YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED   |CONTROL #           |
AND RETURNED YOUR PROXY CARD.                             ----------------------

BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to submit your proxy 24 hours a day, 7 days a week, until 12:00 noon (ET) on April 15, 2002. If this card relates only to your Common Shares held in SEMCO's 401(k) Plan or ENSTAR's Thrift Plan, your telephone call must be made before 5:00 p.m. (ET) on April 11, 2002.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
-   Follow the simple instructions the voice provides you.

BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided (to SEMCO Energy, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873).

      IF YOU SUBMIT YOUR PROXY BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD







                          \/   Please detach here   \/




              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1.   Election of directors:  01  Edward J. Curtis           [  ]  Vote FOR            [  ]  Vote WITHHELD
                             02  Marcus Jackson                   all nominees              from all nominees
                             03  Harvey I. Klein                  (except as marked)
                             04  Thomas W. Sherman
                                                                                ---------------------------------------------------
INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,         |                                                 |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)        |                                                 |
                                                                                ---------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Address Change?  Mark Box  [  ]
Indicate changes below:
                                                                                 Date
                                                                                     -----------------------------------------


                                                                                ---------------------------------------------------
                                                                                |                                                 |
                                                                                |                                                 |
                                                                                ---------------------------------------------------


                                                                                Signature(s) in Box
                                                                                Please sign exactly as your name(s) appears on
                                                                                Proxy. If held in joint tenancy, all persons must
                                                                                sign. Trustees, administrators, etc., should include
                                                                                title and authority. Corporations should provide
                                                                                full name of corporation and title of authorized
                                                                                officer signing the proxy.
